Exhibit 99.1

  PREMIER COMMUNITY BANKSHARES, INC.

Post Office Box 998, Stephens City, Virginia 22655

(540) 869-6600

Premier Community Bankshares, Inc.

Announces 3% Earnings Increase for the First Quarter

Winchester, Virginia, April 13, 2006

(Nasdaq: PREM) Premier Community Bankshares, Inc. reported net income of $1.7 million for the first quarter of year 2006, an increase of 3% or $44 thousand over the net income for the corresponding quarter of 2005. Diluted earnings per share were $0.33, unchanged from the first quarter of 2005. The return on assets was 0.98% and the return on equity was 13.51%. In comparison, the first quarter of 2005 generated a return on assets and equity of 1.15% and 14.93% respectively.

Management is encouraged by the fact that the Corporation was able to maintain the strong earnings of the previous year while investing significant assets in our de novo bank in West Virginia, and absorbing the net operating loss of that subsidiary. While the new bank is not yet profitable, management believes that our presence in this dynamic market will produce a positive return for investors in the future.

Total assets for the company as of March 31, 2006 were $698.5 million, a gain of $88.7 million or 15% over the same period last year. Net loans outstanding grew by $81.9 million or 16% and accounted for the majority of the asset growth. The increase in loans was funded by a $73.1 million increase in deposits and a $9.0 million increase in borrowed money, including trust preferred capital notes. The increase in net income is attributable in large part to the interest income and corresponding fees derived from the growth in loans. Other income increased 7% to $1.1 million, while other expenses increased $932 thousand or 20% due to personnel expenses, equipment, and the related premises needed to service an expanding customer base and prepare for future growth.

Premier Community Bankshares is a growing multi-bank holding company that operates 17 offices in the Shenandoah Valley region located in the northwestern part of Virginia, and two offices in the eastern panhandle of West Virginia. The corporation’s three subsidiary banks of Rockingham Heritage Bank, The Marathon Bank and Premier Bank serve an increasingly diversified market with a rapidly growing population.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances. Actual results could differ materially from current projections. Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

THE MARATHON BANK   4095 Valley Pike, Winchester, Virginia 22602

ROCKINGHAM HERITAGE BANK  110 University Boulevard, Harrisonburg, Virginia 22801

PREMIER BANK, INC. 7867 Martinsburg Pike, Shepherdstown, West Virginia  25443

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Three Months Ended
Balance Sheet	March 31st,
Assets:	2006	2005	% Change
Cash & Due From Banks	$16,935	$16,733	1.2%

Interest Bearing Due From Banks	3,617	173	1990.8%

Fed Funds Sold	15,331	22,379	-31.5%

Securities-HTM	7,234	7,570	-4.4%

Securities-AFS	24,095	20,332	18.5%

Loans	604,621	522,316	15.8%

Allowance for Loan Losses	-5,654	-5,238	7.9%

Bank Premises & Equip.	18,616	13,453	38.4%

Other Assets	13,734	12,090	13.6%

Total Assets	$698,529	$609,808	14.5%

Liabilities:
Noninterest Bearing Deposits	$93,075	$84,800	9.8%

Interest Bearing Deposits	494,929	430,094	15.1%

Total Deposits	$588,004	$514,894	14.2%

Other Borrowed Money	32,400	31,686	2.3%

Other Liabilities	4,419	3,887	13.7%

Trust Preferred Capital Notes	21,651	13,403	61.5%

Total Liabilities	$646,474	$563,870	14.6%

Shareholders’ Equity
Common Stock	$4,967	$4,932	0.7%

Capital Surplus	19,886	19,565	1.6%

Retained Earnings	27,317	21,371	27.8%

Accumulated Other Comp Income(loss)	-115	70	-264.3%

Total Shareholders’ Equity	$52,055	$45,938	13.3%

Total Liabilities and Shareholders’ Equity	$698,529	$609,808	14.5%

	Three Months Ending
	March 31st,
	2006	2005	% Change
Income Statement

Interest Income	$11,417	$8,931	27.8%

Interest Expense	4,356	2,683	62.4%

Net Interest Income	7,061	6,248	13.0%

Provision for Loan Losses	103	227	-54.6%

Net Interest Income After Provision for Loans Losses
	6,958	6,021	15.6%

Other Income	1,127	1,052	7.1%

Other Expenses	5,526	4,594	20.3%

Income Before Taxes	2,559	2,479	3.2%

Income Taxes	854	818	4.4%

Net Income	$1,705	$1,661	2.6%

Results of Operation

Book Value Per Share	$10.48	$9.31	12.6%

Earnings Per Share-Basic	$0.34	$0.34	0.0%

Earnings Per Share-Assuming Dilution	$0.33	$0.33	0.0%

Return on Average Assets	0.98%	1.15%	-14.8%

Return on Average Equity	13.51%	14.93%	-9.5%

Allowance for Loan Losses to Loans	0.94%	1.00%	-6.0%

Common Shares Outstanding, (Thousands)	4,967	4,932	0.7%